Exhibit 99.1

PRESS RELEASE

Contact:

Monique Greer

303-426-6262

mgreer@allos.com

Allos Therapeutics Submits New Drug Application for Pralatrexate for Patients with Relapsed or Refractory Peripheral T-cell Lymphoma

WESTMINSTER, Colo., March 25, 2009 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the use of pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  The Company has requested a priority review of the application, which, if granted, would give the FDA six months from receipt of the submission to take action on the application.  PTCL comprises a biologically diverse group of hematologic malignancies that typically has a worse prognosis than other types of lymphoma and is less responsive to traditional chemotherapy regimens.  There are currently no agents approved by the FDA for the treatment of patients with PTCL.

“The NDA submission is based on the encouraging efficacy and safety data we reported earlier this year with pralatrexate in patients with relapsed or refractory PTCL,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics, Inc.  “We plan to work closely with the FDA to facilitate the completion of their review as expeditiously as possible.  There are currently no agents approved by the FDA for the treatment of patients with PTCL, which demonstrates the clear high unmet need for new therapies to treat patients with this devastating disease.  If approved, pralatrexate represents a potential first-to-market opportunity for Allos and could be the first agent approved by the FDA for the treatment of patients with relapsed or refractory PTCL.”

The NDA is based on the results from the Company’s pivotal Phase 2 trial known as PROPEL (Pralatrexate in patients with Relapsed Or refractory PEripheral T-cell Lymphoma).  The PROPEL trial was conducted under an agreement reached with the FDA under its Special Protocol Assessment, or SPA, process.  Pralatrexate has orphan drug designation and fast track designation in the U.S. for the treatment of patients with T-cell lymphoma and orphan medicinal product designation in Europe for the treatment of PTCL.  The Company believes the PROPEL trial is the largest prospectively designed single-agent trial conducted to date in patients with relapsed or refractory PTCL.

About PROPEL

This pivotal Phase 2 international, multi-center, open-label, single-arm trial enrolled a total of 115 patients with relapsed or refractory PTCL, 109 of whom are considered evaluable for response according to the trial protocol.  To be eligible for the trial, patients’ disease must have progressed after at least one prior treatment.  Patients were considered evaluable if they received at least one dose of pralatrexate and their diagnosis of PTCL was confirmed by independent pathology review.  Patients received 30 mg/m2 of pralatrexate intravenously once every week for six weeks followed by one week of rest per cycle of treatment.  Patients also received vitamin B12 and folic acid supplementation.  The primary endpoint of the trial is objective response rate, as assessed by central independent oncology review using International Workshop Criteria (IWC).  Duration of response is the key secondary endpoint.

In February 2009, the Company announced final results from the PROPEL trial. Twenty-nine of 109 evaluable patients, or 27 percent, achieved a response as assessed by central independent oncology review, which is the primary endpoint of the trial.  The Kaplan-Meier estimate for the median duration of response was 287 days, or 9.4 months.  Duration of response is the key secondary endpoint of the trial.  The most common grade 3/4 adverse events were thrombocytopenia, which was observed in 32 percent of patients; mucosal inflammation in 21 percent of patients; neutropenia in 20 percent of patients; and anemia in 17 percent of patients.  The results of the trial will be submitted for presentation at an upcoming scientific meeting and for publication in a peer-reviewed journal.

Of the 29 patients who achieved a response according to central independent oncology review, 7 patients had a complete response (CR), 2 patients had a complete response unconfirmed (CRu) and 20 patients had a partial response (PR).  Responses were also assessed by the PROPEL investigators, who determined that 42 of 109 evaluable patients, or 39 percent, achieved a response.  Of these, 15 patients had a CR, 4 patients had a CRu and 23 patients had a PR.  PROPEL patients received a median of three prior systemic treatment regimens (range of 1-12), including 18 patients, or 16 percent, who had previously undergone an autologous stem cell transplant.  In the trial, 66 percent of the patients who responded did so after cycle one of therapy.  Patients will continue to be followed for long-term survival.

The PROPEL trial is being conducted under an agreement reached with the FDA under its SPA process.  The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of an NDA, and provides an agreement that the trial design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA.  The response rate, duration of response and safety profile required to support FDA approval are not specified in the PROPEL trial protocol and will be subject to FDA review.  In addition, the median duration of response reported above is a Kaplan-Meier estimate based on the length of follow up for all responders at the time the PROPEL trial database was locked.  As a result, the median duration of response may change based on continued patient follow up.

About Peripheral T-cell Lymphoma

PTCL comprises a biologically diverse group of hematologic malignancies that accounts for approximately 10 to 15 percent of non-Hodgkin’s lymphoma, or NHL, cases in the U.S.  The American Cancer Society estimated that 66,000 new cases of NHL were diagnosed in the U.S. in 2008.  The Company estimates the current annual prevalence of PTCL in the U.S. to be approximately 9,500 patients.  No pharmaceutical agents are currently approved for use in the treatment of either first-line or relapsed or refractory PTCL.  In addition to those PTCL patients who do not respond to first-line treatment, a significant number of first-line multi-agent chemotherapy responders relapse or become refractory after treatment.  According to the clinical literature, patients with aggressive PTCL have an overall five-year survival rate of approximately 25 percent after first-line therapy.

About Pralatrexate

Pralatrexate is a novel targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention.  Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance.  Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.  The Company believes pralatrexate has the potential to be delivered as a single agent or in combination therapy regimens.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer.  The Company’s lead product candidate, pralatrexate, is a novel targeted antifolate designed to accumulate preferentially in cancer cells.  In February 2009, the Company announced the final results from PROPEL, the Company’s pivotal Phase 2 trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  The PROPEL trial was conducted under an agreement reached with the U.S. Food and Drug Administration (FDA) under its Special Protocol Assessment process.  Based on the results of the PROPEL trial, in March 2009 the Company submitted a New Drug

Application to the FDA for the use of pralatrexate for the treatment of patients with relapsed or refractory PTCL.  The Company is investigating pralatrexate in patients with peripheral T-cell lymphoma, non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types; and it currently retains exclusive worldwide rights to pralatrexate for all indications.  For additional information, please visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for pralatrexate to be first agent approved by the FDA for the treatment of patients with relapsed or refractory PTCL, and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the design of or data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of pralatrexate for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support FDA approval; that the Company’s New Drug Application may not be accepted for priority review or at all by the FDA; that the FDA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving pralatrexate, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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